Exhibit B

                          STOCKHOLDERS' AGREEMENT

     This STOCKHOLDERS' AGREEMENT (the "Agreement"), dated as of this 19th day of December, 2002, is entered into by and among USA Interactive, a Delaware corporation ("Parent"), Terrence Lee Zehrer ("Zehrer"), an individual, and Atlas Trust Company (Jersey) Limited, a Jersey trust company, as trustee of Internet Investments Inc. Employee Shares Trust ("Atlas" and, together with Zehrer, the "Stockholders").

                            W I T N E S S E T H:

     WHEREAS, Parent, Geffen Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), uDate.com, Inc., a Delaware corporation (the "Company"), and, for purposes of Section 7.8 and Articles X and XI thereof, the Stockholders, have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company (the "Merger");

     WHEREAS, as of the date hereof, each Stockholder is the record owner of the number of shares of common stock, par value $.001 per share, of the Company (the "Company Common Stock") set forth next to such Stockholder's name on Schedule I attached hereto; and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders are willing to agree, to the matters set forth herein. Except as specified herein, terms defined in the Merger Agreement are used herein as defined therein.

     NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. For purposes of this Agreement:
   -----------

     (a) "AFFILIATE" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

     (b) "BENEFICIALLY OWN" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons (who are Affiliates of such Person excluding officers and directors of the Company) who together with such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

     (c) "PERSON" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

     (d) "SHARES" shall mean shares of the Company Common Stock.

     (e) "STOCKHOLDER'S SHARES" shall mean all Shares held of record or Beneficially Owned by a Stockholder, whether currently issued or hereinafter acquired, and shall also include, without duplication, any securities convertible into, or exercisable or exchangeable for, Shares, including, without limitation, any Options and Warrants held of record or Beneficially Owned by such Stockholder.

     (f) "TERMINATION DATE" shall mean the date that the Merger Agreement has been terminated pursuant to Section 9.1 thereof.

     Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

2. PROVISIONS CONCERNING COMMON STOCK. Concurrently with this Agreement, each Stockholder has duly executed and delivered an irrevocable proxy in the form attached as EXHIBIT A hereto (the "IRREVOCABLE PROXY") appointing Parent and any of its authorized representatives as such Stockholder's proxy with the power to vote, at any meeting of the holders of Shares, however called, or in any other circumstance upon which the vote or other approval of holders of Company Common Stock is sought, all of such Stockholder's Shares: (x) in favor of the adoption of the Merger Agreement and any actions required in furtherance of the transactions contemplated thereby and hereby; (y) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other material obligation or agreement of the Company under the Merger Agreement; and (z) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any Takeover Proposal other than an Takeover Proposal with Parent or any Affiliate thereof and (B) to the extent that such (1) are intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement or (2) are intended to, or could reasonably be expected to, implement or lead to any Takeover Proposal (other than an Takeover Proposal with Parent or any Affiliate thereof): (I) any change in a majority of the persons who constitute the board of directors of the Company; (II) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws; or (III) any other material change in the Company's corporate structure or business. In addition to the other covenants and agreements of Stockholder provided for elsewhere in this Agreement, from the execution of this Agreement until the first to occur of the Effective Time or the Termination Date, neither of the Stockholders shall enter into any agreement, arrangement or understanding with any Person or entity to take any of the actions described in clause (y) or (z) of the foregoing sentence, or the effect of which would be inconsistent with or violate the provisions and agreements contained in this Section 2. Nothing in this Agreement shall in any way restrict or limit any Stockholder from taking any action in his capacity as a director or officer of the Company or otherwise fulfilling his fiduciary obligations as a director or officer of the Company.

3. Capture.

     (a) If the Merger Agreement is terminated pursuant to Section 9.1(f) or 9.1(g) of the Merger Agreement (a "TRIGGERING TERMINATION") and any of a Stockholder's Shares are sold, transferred, exchanged, canceled or disposed of in connection with, or as a result of, any Takeover Proposal that is in existence on, or that has been otherwise made prior to, the nine month anniversary of the date of the Triggering Termination (an "ALTERNATIVE DISPOSITION") then, within three business days after the closing of such Alternative Disposition, such Stockholder shall tender and pay to, or shall cause to be tendered and paid to, Parent, or its designee, in immediately available funds, the Profit realized from such Alternative Disposition. As used in this Section 3(a), "PROFIT" shall mean an amount equal to the excess, if any, of (i) the Alternative Transaction Consideration over (ii) the Current Transaction Consideration. As used in this Section 3, "Alternative Transaction Consideration" shall mean all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by such Stockholder and his Affiliates in connection with or as a result of such Alternative Disposition or any agreements or arrangements (including, without limitation, any employment agreement (except a bona fide employment agreement pursuant to which such Stockholder is required to devote, and under which such Stockholder in good faith agrees to devote, substantially all of his business time and effort to the performance of executive services for the Company in a manner substantially similar to the current employment arrangements of the Company's executive officers), consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement and/or release agreement) entered into, directly or indirectly, by such Stockholder or any of his Affiliates as a part of or in connection with the Alternative Disposition or associated Takeover Proposal. As used in this Agreement, "CURRENT TRANSACTION CONSIDERATION" shall mean all amounts payable directly or indirectly by Parent to the Stockholder in respect of his Shares pursuant to Article II of the Merger Agreement, determined based on the average closing price of Parent Common Stock on the NASDAQ National Market System for the seven trading day period ending on the trading day prior to the date of the Triggering Termination.

     (b) For purposes of determining Profits under this Section 3: (i) all non-cash items shall be valued based upon the fair market value thereof as determined by an independent expert selected by Parent and who is reasonably acceptable to the Stockholders, (ii) all deferred payments or consideration shall be discounted to reflect a market rate of net present value thereof as determined by the above-referenced independent expert,
(iii) all contingent payments will be assumed to have been paid and (iv) if less than all of a Stockholder's Shares are subject to the Alternative Disposition, then the Current Transaction Consideration shall be deemed to be an amount equal to the Current Transaction Consideration multiplied by a fraction, the numerator of which is the number of such Stockholder's Shares sold, transferred, exchanged, canceled or disposed of in such Alternative Disposition and the denominator of which is the total number of such Stockholder's Shares. In the event any contingent payments included in the determination of Profits ultimately are not paid pursuant to an Alternative Disposition, then Parent shall reimburse such Stockholder for any amounts paid to Parent hereunder in respect of such uncollected contingent payments promptly after receipt of written notice of such non-payment, unless the Stockholder has not used its best efforts to receive such contingent payments.

     (c) In the event that, after the date of this Agreement, Parent agrees with the Company and/or its stockholders to increase the amount of the Merger Consideration to be paid by Parent for the Shares (a "SECOND TRANSACTION"), then, as may be requested by Parent, (i) the Stockholders shall, and each shall cause each of its Affiliates who Beneficially Own any of such Stockholder's Shares, to either execute and deliver to Parent such documents or instruments as may be necessary to waive the right to receive the amount of such increase to the extent that such increase would result in any Profit or (ii) the Stockholders shall each tender and pay, or cause to be tendered and paid, to Parent, or its designee, in immediately available funds and promptly after receipt thereof, the Profit realized from such Second Transaction. As used in this Section 3(c), "PROFIT" shall mean an amount equal to the excess, if any, of (y) the SECOND TRANSACTION CONSIDERATION over (z) the Current Transaction Consideration. As used in this Agreement, "Second Transaction Consideration" shall mean all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by the Stockholders and their Affiliates in connection with or as a result of the Second Transaction or any agreements or arrangements (including, without limitation, any employment agreement (except a bona fide employment agreement pursuant to which such Stockholder is required to devote, and under which such Stockholder in good faith agrees to devote, substantially all of his business time and effort to the performance of executive services for the Company in a manner substantially similar to the current employment arrangements of the Company's executive officers), consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement and/or release agreement) entered into, directly or indirectly, by a Stockholder or any of his Affiliates with the Company as a part of or in connection with the Second Transaction.

4. Covenants, Representations and Warranties of the Stockholders.

     (a) Each Stockholder hereby represents, warrants and covenants to Parent and Merger Sub as follows:

          (i) Ownership. Such Stockholder is either (A) the record and Beneficial Owner of, or (B) the Beneficial Owner but not the record holder of, the number of issued and outstanding Shares set forth next to such Stockholder's name on Part I of Schedule I hereto and the Company Options and Warrants set forth on Part II of Schedule I hereto. As of the date of this Agreement, the Shares set forth on Part I of Schedule I hereto constitute all of the issued and outstanding Shares owned of record or Beneficially Owned by such Stockholder. Except as otherwise set forth in Part I to Schedule I, such Stockholder has sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth next to his, her or its name on Part I of Schedule I hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (ii) Power; Binding Agreement. The Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement (including under the Irrevocable Proxy). This Agreement (including the Irrevocable Proxy) has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement (including the Irrevocable Proxy) or the consummation by such Stockholder of the transactions contemplated hereby. If the Stockholder is married and such Stockholder's Shares constitute community property, this Agreement (including the Irrevocable Proxy) has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms.

          (iii) No Conflicts. Except for any filings with the Securities and Exchange Commission under Section 13(d) of the Securities Exchange Act of 1934, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement (including the Irrevocable Proxy) by such Stockholder and the consummation by the Stockholder of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with the Stockholder's ability to perform his, her or its obligations hereunder, and none of the execution and delivery of this Agreement (including the Irrevocable Proxy) by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of his, her or its properties or assets may be bound or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of his, her or its properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of the Stockholder to perform the obligations hereunder.

          (iv) No Encumbrances. Except (A) as required by Section 2 hereof and (B) items listed in Part I to Schedule I which shall be released or modified to comply with this Agreement not later than 10 business days after the date hereof, at all times thereafter during the term hereof, all of the Stockholder's Shares will be held by such Stockholder, an Affiliate of such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any liens, claims, understandings or arrangements that do not limit or impair the Stockholder's ability to perform his obligations under this Agreement.

          (v) Restriction on Transfer, Proxies and Non-Interference. From and after the date of this Agreement, except pursuant to this Agreement, Stockholder shall not, and shall cause each of his Affiliates who Beneficially Own any of Stockholder's Shares not to, directly or indirectly without the consent of Parent, in respect of any Takeover Proposal or otherwise: (A) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or any interest therein or enter into any agreement or arrangement providing for any actions described in this clause (A), (B) grant any proxies or powers of attorney, deposit any of such Stockholder's Shares into a voting trust or enter into a voting agreement with respect to any of such Stockholder's Shares, or enter into any agreement or arrangement providing for any of the actions described in clause (B) or (C) take any action that could reasonably be expected to have the effect of preventing or disabling the Stockholder from performing such Stockholder's obligations under this Agreement.

          (vi) Waiver of Appraisal Rights. The Stockholder hereby waives, and shall cause any of its Affiliates who hold of record any of such Stockholder's Shares to waive, any rights of appraisal or rights to dissent from the Merger that such Stockholder or such Affiliate may have.

          (vii) Further Assurances. From time to time, at Parent's request and without further consideration, the Stockholder shall execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          (viii) Release.

               (1) From and after the Effective Time, Stockholder finally and forever releases Parent and the Company, and their respective successors, assigns, officers, directors, agents, servants, employees and all affiliates and Subsidiaries, past and present, of Parent and the Company (the "Releasees") from each and every agreement, commitment, indebtedness, obligation and claim of every nature and kind whatsoever, known or unknown, suspected or unsuspected (each, a "Claim" and collectively, the "Claims") that (A) Stockholder may have had in the past, may have as of the date hereof or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against any of the Releasees and (B) has arisen or arises directly out of, or relates directly to, Stockholder's interest as a stockholder, director, officer and/or employee of the Company or any of its Subsidiaries, except (x) such Claims as are contemplated by this Agreement, the Merger Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, (y) Claims for indemnification that Stockholder may have under the Company Certificate or Company By-laws or any indemnification agreements between such Stockholder and the Company, and (z) claims for the reimbursement of costs and expenses in accordance with the Company's policies incurred by Stockholder in his capacity as a director of the Company (all such Claims being the "Released Claims"). Stockholder acknowledges his, her or its understanding that the facts in respect of which this release is given may hereafter be determined to be other than or different from the facts now known or believed by Stockholder, and Stockholder hereby accepts and assumes the risks of the facts being different and agrees that this release shall be and remain, in all respects, effective and not subject to termination or rescission by reason of any such difference in facts. The parties hereto intend that the provisions regarding the Released Claims be construed as broadly as possible, and incorporate herein similar federal, state or other laws, all of which, with respect to the Released Claims, are similarly waived by Stockholder.

               (2) From and after the Effective Time, Stockholder covenants and agrees to waive and release the right to receive any and all amounts due to Stockholder pursuant to liabilities of the Company or any of its Subsidiaries by reason of any agreement between the Company or any of its Subsidiaries, on the one hand, and Stockholder, on the other, on or before the Closing Date or otherwise. Stockholder shall have caused all indebtedness owed to the Company or any of its Subsidiaries by Stockholder or any Affiliate of Stockholder to be paid in full prior to the Closing. In addition, Stockholder covenants and agrees to take any and all actions as may be necessary to effect the release of indebtedness contemplated hereby, in form reasonably satisfactory to Parent.

               (3) Except as provided in the Merger Agreement with respect to any Stockholder's right, as of the Effective Time, to receive Merger Consideration in exchange for his, her or its Shares and, if applicable, In-The-Money Options, Stockholder hereby acknowledges that, as of the Effective Time, Stockholder will have no ongoing interest in the Company, financial or otherwise, by reason of ownership of the capital stock of the Company or otherwise.

          (ix) Restricted Parent Common Stock. Each Stockholder acknowledges that, except for any shares that will comprise the Escrow Amount, the shares of Parent Common Stock issued to such Stockholder by virtue of the Merger (all of such shares being the "Parent Shares") will be subject to a lock-up and agrees that he, she or it will not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to his, her or its Parent Shares for a period commencing on the Closing Date and continuing until the date that is the three-month anniversary of the Closing Date (the "Lock-Up Period"). Each Stockholder consents to the entry of stop transfer instructions by Parent's transfer agent and registrar prohibiting the transfer of any Parent Shares during the Lock-Up Period. It is understood by such Stockholder that each certificate representing Parent Shares shall be stamped or otherwise imprinted with a legend substantially in the following form:

          THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE PURSUANT TO A LOCK-UP AGREEMENT AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THAT CERTAIN STOCKHOLDERS' AGREEMENT, DATED AS OF DECEMBER __, 2002, BY AND AMONG USA INTERACTIVE, TERRENCE LEE ZEHRER AND ATLAS TRUST COMPANY(JERSEY) LIMITED, AS TRUSTEE OF THE INTERNET INVESTMENTS INC. EMPLOYEE BENEFITS AND SHARES TRUST.

The legend set forth above shall be removed by Parent from any certificate evidencing Parent Shares as promptly as practicable, and in any event within three Business Days upon the transfer of such Parent Shares subsequent to the expiration of the Lock-Up Period. The expiration of the Lock-Up Period shall not release such Stockholder's Parent Shares from any other provision of this Agreement that remains applicable to such Parent Shares.

(b) Parent hereby represents, warrants and covenants to the Stockholders as follows:

     (i) Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with adequate corporate power and authority to own its properties and carry on its business as presently conducted. Each of Parent and Merger Sub has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.

     (ii) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by either Parent or Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with its ability to perform its obligations hereunder, and none of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby or compliance by Parent and Merger Sub with any of the provisions hereof shall (A) conflict with or result in any breach of any applicable organizational documents applicable to Parent or Merger Sub, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of Parent's or Merger Sub's properties or assets may be bound or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or Merger Sub or any of Parent's or Merger Sub's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of Parent or Merger Sub to perform its obligations hereunder.

     (iii) Execution, Delivery and Performance by Parent and Merger Sub. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Merger Sub, and each of Parent and Merger Sub has taken all other actions required by law, its Certificate of Incorporation and its Bylaws to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligations of Parent and Merger Sub and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

5. STOP TRANSFER. From and after the date of this Agreement through the term of this Agreement, no Stockholder will request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of Stockholder's Shares, except as expressly permitted or contemplated hereby.

6. RECAPITALIZATION. In the event of a stock dividend or distribution, or any change in the Shares by reason of any split-up, recapitalization, combination, merger, consolidation, exchange of shares or the like, the term "Shares" shall include, without limitation, all such stock dividends and distributions and any shares into which or for which any or all of the Shares (or any class thereof) may be changed or exchanged a may be appropriate to reflect such event.

7. STOCKHOLDER CAPACITY. No Stockholder makes any agreement or understanding herein in such Stockholder's capacity as a director or officer of the Company and nothing herein shall limit or affect any action taken by such Stockholder in such capacity.

8. MISCELLANEOUS.

          (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (b) Termination. This Agreement shall terminate and be of no further force and effect (i) upon the written mutual consent of the parties hereto, (ii) with respect to Sections 2 and 4(a)(v)(B) hereof and the Irrevocable Proxy, upon the first to occur of the Effective Time or the Termination Date, (iii) with respect to all Sections of this Agreement other than Sections 2 and 4(a)(v)(B) hereof and the Irrevocable Proxy, upon compliance by the Stockholders with their obligations arising under Section 3 hereof, or (iv) automatically and without any required action of the parties hereto, upon the Effective Time. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

          (c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that no amendment may be made to Section 8(b)(ii) without the consent of the Company, which consent shall not be unreasonably withheld.

          (d) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or the addresses set forth on the signature pages hereto:

         If to Zehrer:      Terrence Lee Zehrer
                            2008 1/2 Nob Hill Avenue
                            Seattle, WA 98109

         If to Atlas:       Atlas Trust Company (Jersey) Limited
                            P.O. Box 246
                            Suite 1, 1 Britannia Place
                            St. Helier, Jersey  JE4 5PP
                            Channel Islands
                            Attention:  Ian Swindale
                            Fax:  (011 44) 1534 280808

         copy to: Fried, Frank, Harris, Shriver & Jacobson 350 South Grand Ave., 32nd Floor
                            Los Angeles, CA 90071
                            Attention:  David K. Robbins
                            Fax:  (213) 473-2222

         If to Parent:      USA Interactive
                            152 West 57th Street
                            New York, NY 10019
                            Attention:  General Counsel
                            Fax:  (212) 314-7439

         copy to:           Gibson, Dunn & Crutcher LLP
                            333 South Grand Avenue
                            Los Angeles, California 90071
                            Attention:  Kenneth M. Doran
                            Fax:  (213) 229-7520

         and:               Wachtell, Lipton, Rosen & Katz
                            51 West 52nd Street
                            New York, NY 10019
                            Attention:  Andrew J. Nussbaum
                            Fax:  (212) 403-2000

         If to the Company: uDate.com, Inc.
                            New Enterprise House
                            St. Helens Street
                            Derby DE1 3GY
                            United Kingdom
                            Fax:  +44 (0)20 7691 7438
                            Attention:  Mr. Mel Morris, Chief Executive Officer

         copy to:           Hale and Dorr LLP
                            1455 Pennsylvania Avenue, N.W.
                            Washington, D.C.  20004
                            Fax: (202) 942-8484
                            Attention:  Jeffrey J. Davidson, Esq.



or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     (e) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (f) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by Stockholder of any covenants or agreements contained in this Agreement will cause the Parent and Merger Sub to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the Parent or Merger Sub shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

     (g) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (i) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided that, in the event of Stockholder's death, the benefits and obligations of Stockholder hereunder shall inure to his successors and heirs.

     (j) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     (k) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware to the fullest extent permitted by applicable law and, to the extent not so permitted, to the exclusive jurisdiction of the courts sitting in the State of Delaware, in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding. Any service of process to be made in such action, suit or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 8(d).

     (l) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.

     (n) Trust Funds. In the event that any party hereto should receive any funds that are to be paid to another party pursuant to the terms of this Agreement, then the receiving party shall hold such funds in trust for the benefit of the party entitled to receive such funds and shall promptly pay such funds to the party entitled to receive such funds in accordance with this Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Stockholder and a duly authorized officer of Parent on the day and year first written above.



                                             PARENT:

                                             USA INTERACTIVE

                                             By: /s/ Daniel C. Marriott
                                                -------------------------------
                                             Print Name:  Daniel C. Marriott
                                             Title:       SVP



                                             TERRENCE LEE ZEHRER


                                             /s/ Terrence Lee Zehrer
                                             ----------------------------------

                                             The COMMON SEAL of ATLAS TRUST
                                             COMPANY (JERSEY) LIMITED As
                                             TRUSTEES OF THE INTERNET
                                             INVESTMENTS INC. EMPLOYEE
                                             SHARES TRUST was hereunto
                                             affixed in the presence of:


                                             /s/ Ian R. Swindale
                                             ----------------------------------
                                             Director
                                             Print Name:  Ian R. Swindale



                                             /s/ Ian R. Dove
                                             ----------------------------------
                                             Director/Authorised Signatory
                                             Print Name:  Ian R. Dove

                                                                    EXHIBIT A
                                                                    ---------

                             IRREVOCABLE PROXY
                             -----------------

     By its execution hereof, and in order to secure its obligations under the Stockholders' Agreement (the "AGREEMENT") of even date herewith among USA Interactive, a Delaware corporation ("PARENT"), [Terrence Lee Zehrer] [Atlas Trust Company (Jersey) Limited (as trustee of Internet Investments Inc. Employee Benefits and Shares Trust)] and the undersigned (the "STOCKHOLDER"), Stockholder hereby irrevocably constitutes and appoints Parent and its successors and assigns, with full power of substitution and resubstitution, from the date hereof to the termination of the Agreement, as such Stockholder's true and lawful attorney and proxy (its "PROXY"), for and in such Stockholder's name, place and stead to vote all of the Shares of such Stockholder as such Stockholder's Proxy at every annual, special or adjourned meeting of Stockholders of the Company, and to sign on behalf of such Stockholder (as a Stockholder of the Company) any ballot, proxy, consent, certificate or other document relating to the Company that law permits or requires, in a manner consistent with Section 2 of the Agreement. This Proxy is coupled with interest and Stockholder intends this Proxy to be irrevocable to the fullest extent permitted by law. Stockholder hereby revokes any proxy previously granted by such Stockholder with respect to such Stockholder's Shares. Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement. Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent or any of its nominees, the power to carry out and give effect to the provisions of this Proxy. The Proxy will terminate on the earlier to occur of the Effective Time or the Termination Date (as defined in the Agreement).

     IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy this ____ day of December __, 2002.



                                                     STOCKHOLDER:


                                                     --------------------------

                                                     By:
                                                     Print name:

                                 SCHEDULE I
                                 ----------

PART I:  SHARES


STOCKHOLDER:                        SHARES HELD:  PERCENTAGE OF VOTING SHARES*:



Terrence Lee Zehrer                    6,100,505            24.16%

Atlas Trust Company (Jersey) Limited  10,224,331            40.50%


*calculated assuming 25,251,163 shares outstanding as of the date of this Agreement

Exception to the ownership representation in Section 4(a)(i):

Atlas: Includes 37,500 shares as to which Keith Schacker has a non-transferable, non-assignable warrant (expiring August 15, 2010) to acquire. Also includes 37,500 shares as to which M.S. Farrell & Co., Inc. has a non-transferable, non-assignable warrant (expiring August 15, 2010) to acquire.



PART II:  OPTIONS AND WARRANTS:



OPTION (WARRANT) HOLDER:             OPTIONS/WARRANTS HELD:   PERCENTAGE (FULLY DILUTED):

Terrence Lee Zehrer                           None                         0

Atlas Trust Company (Jersey) Limited          None                         0
